===============================================================================
SEC 2069        Potential persons who are to respond to the collections of
(11-01)         information contained in this form are not required to respond
Previous        unless the form displays a currently valid OMB control number.
versions
obsolete
===============================================================================
                                                       OMB APPROVAL
                                                       OMB Number: 3235-0167
                                                       Expires: October 31, 2004
                                                       Estimated average burden
                                                       hours per response...1.50

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                       Commission File Number 333-51838
                                              ------------

                           Penn Mar Bancshares, Inc.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


        135 East Main Street, Westminster, Maryland 21157, 717-642-9054
--------------------------------------------------------------------------------
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock $0.01 Par Value Per Share
--------------------------------------------------------------------------------
           (Title of each class of securities covered by this Form)

                                Not Applicable
--------------------------------------------------------------------------------
(Title of all other classes of securities for which a duty to file reports under
                        Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  [ ]            Rule 12h-3(b)(1)(i)  [X]
               Rule 12g-4(a)(1)(ii) [ ]            Rule 12h-3(b)(1)(ii) [ ]
               Rule 12g-4(a)(2)(i)  [ ]            Rule 12h-3(b)(2)(i)  [ ]
               Rule 12g-4(a)(2)(ii) [ ]            Rule 12h-3(b)(2)(ii) [ ]

                                                   Rule 15d-6 ......... [ ]

     Approximate number of holders of record as of the certification or notice date: 8
     ---
Pursuant to the requirements of the Securities Exchange Act of 1934, Penn Mar Bancshares, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  December 28, 2001              By:  /s/ Kevin E. Dayhoff
     ----------------------                -----------------------------
                                           Kevin E. Dayhoff
                                           Vice President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.